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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

LUMPKIN                             RICHARD              A.
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   (Last)                           (First)             (Middle)

121 SOUTH 17TH STREET, P.O. BOX 1234
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                                    (Street)

MATTOON                              IL                  61938
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

First Mid-Illinois Bancshares, Inc. (FMBH.OB)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

March 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

November 1, 2002
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                                                                                     67,513.984     I          (1)
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Common Stock                08/13/02                 P        V(2)   173.650     A      $26.31   19,376.8550    I         Def Comp
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Common Stock                11/01/02                 J(3)            82,500      D      $27.50                  D
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Common Stock                11/01/02                 J(3)            82,500      D      $27.50   165,058.866    D
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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STOCK OPTION                                                                                              4,750      D
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Explanation of Responses:
 (1) SKL INVESTMENT GROUP R.A. LUMPKIN VOTING MEMBER.
 (2) THE REPORTING PERSON FILED A FORM 4 ON NOVEMBER 1, 2002 THAT INADVERTENTLY OMITTED THE "V" TRANSACTION CODE. THIS FORM 4 HAS BEEN AMENDED TO INCLUDE THE "V" TRANSACTION CODE TO INDICATE THAT THE TRANSACTION WAS VOLUNTARILY REPORTED EARLIER THAN REQUIRED.
 (3) MR. RICHARD A. LUMPKIN TRANSFERRED (A) 82,500 SHARES TO THE RICHARD ANTHONY LUMPKIN 1990 PERSONAL INCOME TRUST FOR THE BENEFIT OF BENJAMIN IVERSON LUMPKIN DATED 4/20/90 AND (B) 82,500 SHARES TO THE RICHARD
     ANTHONY LUMPKIN 1990 PERSONAL INCOME TRUST FOR THE BENEFIT OF ELIZABETH ARABELLA LUMPKIN DATED 4/20/90. THESE 165,000 SHARES ARE NO LONGER REPORTABLE BY MR. LUMPKIN.

/s/ William S Rowland, Pursuant to a Power
 of Attorney filed contemporaneously herewith                   03/28/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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